UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  February 2, 2012

BMB MUNAI, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

324 South 400 West, Suite 250, Salt Lake City, Utah
(Address of principal executive offices)

84101
(Zip code)

+1 (801) 355-2227
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2012 BMB Munai, Inc. (the “Company”) entered into a Management and Services Agreement, dated as of February 2, 2012, between BMB Munai, Inc. and Lakeview International, LLC (the “Agreement”).   Pursuant to the Agreement, the Company engaged Lakeview International, LLC (“Lakeview”) to provide management, administrative and support personnel and services to the Company in furtherance of fulfilling its obligations pursuant to the Participation Interest Purchase Agreement, dated February 14, 2011, by and among Palaeontol B.V., the Company, and MIE Holdings Corporation, as amended, (the “PIPA”), and other activities, including the winding down of the Company’s representative office in Kazakhstan.  Lakeview is a company controlled by former Company director Daymon Smith.

The Agreement commenced on February 2, 2012 and will continue through December 31, 2012 unless terminated earlier upon the written agreement of both parties.  In exchange for the services under the Agreement, the Company paid $1,947,500 to Lakeview, which included anticipated out-of-pocket expenses required to perform the services through the term of the Agreement in the amount of $1,900,000 and a management fee of $47,500.  The full amount was due and payable upon execution of the Agreement.  The Agreement provides that in the event of early termination Lakeview will be required to return to the Company any portion of the $1,900,000 that has not been paid to cover out-of-pocket expenses as of the date the Agreement is terminated.

The foregoing summary description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Management and Services Agreement, dated February 2, 2012, between BMB Munai, Inc. and Lakeview International, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Date: February 8, 2012	By:	/s/ Adam Cook
Adam Cook, Secretary

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